News Release
For Further Information

Media Relations: Linda McDougall, 816-932-7542, lmcdougall@hrblock.com
Investor Relations: Pam Kearney, 816-932-1967, pkearney@hrblock.com

H&R BLOCK REPORTS 55 CENTS PER SHARE THIRD QUARTER PROFIT

Increases in Tax Clients and Mortgage Originations Highlight Strong Quarter

FOR RELEASE FEB. 24, 2005, 4 P.M. EST

      KANSAS CITY, Mo. – H&R Block Inc. (NYSE:HRB) today reported net income of $91.7 million, or 55 cents per diluted share, for the third quarter ended Jan. 31, 2005. Revenues in the third quarter were a record $1.03 billion, a 7.2 percent increase over the prior year’s quarter.

      “A strong start to the tax season combined with solid performances from our mortgage and business services segments were highlights of a good quarter,” said Mark A. Ernst, chairman and chief executive officer. “I’m particularly pleased that the strategic actions taken in our tax and mortgage businesses are generating success in their respective markets.”

      Early tax season results through Feb. 15 included a 10.6 percent increase in total tax preparation and related fees over the comparable period last year, paced by 4 percent retail client growth and a 6.3 percent increase in average fees per retail client.

      “The performance thus far is consistent with our expectations for a good tax filing season, supported by strong, new client acquisition, solid retention and increased client satisfaction with our services,” Ernst said.

      Mortgage results included a 56.8 percent increase in loan originations to $8.4 billion over the comparable quarter last year, and a 28.9 percent increase from the previous quarter’s origination levels. Continued aggressive pricing in the mortgage market limited gain-on-sale margins. At the same time, progress was made in the company’s effort to lower overall cost of origination, offsetting a significant share of the gain-on-sale margin reduction.

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H&R Block Third Quarter Release – page 2 of 5

      “We’re very pleased with the performance of our mortgage business, where our strategy to expand service capacity is leading to strong origination volume growth despite the slowing industry,” Ernst said. “In addition, we made considerable progress in lowering the cost of origination, reducing it by 37 basis points in the third quarter alone. This is consistent with our objective to realize a sustained 50 to 75 basis point reduction over the next 12 to 18 months.”

      Third quarter results include $12.5 million, or 5 cents per share, in stock-based compensation expense. The expense was $6.8 million in the previous year. In addition, the results reflect a $16.7 million litigation payment made to H&R Block.

      For the nine months ended Jan. 31, H&R Block reported a net loss of $4.6 million, or 3 cents per diluted share, compared with net income of $122.3 million, or 67 cents per diluted share, in the prior year. The reduction was due primarily to declining income from the mortgage segment as competitive pricing has reduced margins across the industry.

Tax Services

      A 3.7 percent increase in retail tax clients, combined with higher average fees per client, helped drive revenue and income increases in the tax segment for the third quarter. Tax services revenues climbed 11.9 percent to $531.1 million compared with last year, while pretax income improved 4.1 percent to $64.3 million.

      Early tax season results from Jan. 1 through Feb. 15 show that tax preparation and related fees from retail tax offices increased 10.6 percent to $1.2 billion. The average fee per client rose 6.3 percent to $143.90. Retail tax offices served 8.3 million clients through Feb. 15, while total clients served, including digital tax clients, increased 1.4 percent.

      “More than any other factor, the success we’re experiencing can be attributed to the quality of service our tax professionals are providing to our clients,” Ernst said. “Expansion of our office network, operational improvements and successful marketing mean that more consumers are benefiting from that service.”

      H&R Block’s digital tax business, including its award-winning TaxCut® software and online tax services, reported a 9.1 percent decrease in paid clients served through Feb. 15. Modest growth in online clients was offset by a decline in software units sold.

      “Both consumer and competitive changes in the digital tax market have restricted the client growth that we expected this season. However, we will continue to follow a disciplined approach to pricing and marketing our digital services, although it may limit our ability to achieve this year’s client growth objectives,” Ernst said.

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H&R Block Third Quarter Release – page 3 of 5

      For the nine-month period, tax services revenues rose 11.7 percent to $655.6 million, while the pretax loss of $182.6 million was 8.6 percent higher than a year ago.

Mortgage Services

      Mortgage services, which includes Option One Mortgage Corp. and H&R Block Mortgage Corp, recorded third-quarter loan originations of $8.4 billion, a 56.8 percent increase over the prior year. An increase in the number of account executives serving clients was the primary driver of the quarter’s improved performance.

      Despite this increase in sales capacity, as well as continued expansion made in the retail mortgage business in preparation for the seasonally high tax client referral opportunity, the business achieved a 37 basis point reduction in cost of origination.

      Mortgage services revenues declined 4.1 percent to $304.6 million for the third quarter, while pretax earnings were $111.7 million, a 27.7 percent decrease from the previous year. Sequentially from the second quarter, revenues increased 8.2 percent while pretax earnings increased 5.2 percent. For the nine-month period, revenues decreased 10.1 percent to $854.4 million, while pretax earnings declined 38 percent to $311.4 million.

      “Our mortgage operations experienced improved productivity and performed well despite competitive pressures this quarter,” Ernst said. “We plan to continue to focus on aggressively controlling origination costs while maintaining our preferred provider status with the brokers we serve.

      “We are beginning our strongest period seasonally for H&R Block Mortgage with more capacity to serve our tax clients’ needs.”

      Mortgage servicing revenues increased 32.4 percent to $72.9 million for the quarter, compared to last year. The number of loans serviced rose 25.7 percent to 387,619 compared with the previous year.

Business Services

      Business services had another strong quarter, with an 18.3 percent increase in revenues to $132.9 million. Pretax income rose to nearly $6 million from $2 million the previous year. Growth occurred across many of the segment’s activities.

      For the nine-month period, revenues increased 16 percent to $371 million. The pretax loss for the period was $9 million, an increase of 21.4 percent over the prior year.

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H&R Block Third Quarter Release – page 4 of 5

      “We’re seeing our past initiatives pay off in very strong growth,” Ernst said. “RSM McGladrey’s tax and accounting services, business consulting, risk management and payroll services all experienced solid growth.”

Investment Services

      Investment services reported third quarter revenues of $62.1 million, a 7.5 percent increase over the prior year. The pretax loss increased $5.5 million to $18.3 million. For the nine-month period, revenues improved 1.2 percent to $169.4 million, while the pretax loss increased nearly 46 percent to $61.1 million.

      “While we are not satisfied with the performance of this business, the results are consistent with the view discussed during last month’s annual investor conference,” Ernst said. “We’re developing a plan to better align this segment’s cost structure, revenue stream, and strategy for the future.

      “We are seeing strong results from our expanded tax professional/financial advisor teams designed to increase the delivery of financial services to our tax clients,” Ernst said.

Dividend Declared

      H&R Block’s board of directors declared a quarterly cash dividend of 22 cents per share, payable April 1, 2005, to shareholders of record March 11, 2005. This payment will be the company’s 170th consecutive quarterly dividend.

Conference Call

      The company will host a conference call for analysts, institutional investors and shareholders at 5 p.m. EST Feb. 24. Mark Ernst, Jeff Yabuki, executive vice president and chief operating officer, and William Trubeck, executive vice president and chief financial officer, will discuss the quarter and future expectations, as well as respond to analysts’ questions. To access the call, please dial the number approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada	888-425-2715 – Access Code: 2751105
International	706-679-8257 – Access Code: 2751105

      The call will be webcast in a listen-only format for the media and public. The link to the webcast can be found at www.hrblock.com. Supplemental financial and statistical information will be available in connection with the webcast or can be accessed directly on H&R Block’s Investor Relations web site at www.hrblock.com/about/investor following market close.

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H&R Block Third Quarter Release – page 5 of 5

      A replay of the call will be available beginning at 6 p.m. EST Feb. 24 and continuing until 12 a.m. EST March 5 by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (International). The replay access code is 2751105. A replay of the webcast will also be available at www.hrblock.com through March 31, 2005.

About H&R Block:
Celebrating its 50th anniversary in 2005, H&R Block is the world’s largest tax services provider, having served more than 400 million clients since 1955. The sixth largest retailer in the world, H&R Block has more than 12,000 locations serving taxpayers primarily in the United States, Canada and Australia.

H&R Block’s subsidiaries deliver tax services and financial advice, investment and mortgage services, and business accounting and consulting services. H&R Block Financial Advisors Inc. offers investment services and securities products. With approximately 1,000 financial advisors serving clients at approximately 270 locations, H&R Block Financial Advisors is a member NYSE, SIPC, a registered broker-dealer and investment advisor. H&R Block Inc. is not a registered broker-dealer and is not a registered investment advisor. H&R Block Mortgage Corp. offers a full range of retail mortgage services. Option One Mortgage Corp. provides mortgage services and offers wholesale mortgages through large financial institutions and a network of 32,000 independent mortgage brokers. RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services. H&R Block Small Business Resources is a new business currently operating in 14 U.S. cities that serves the tax, financial and business needs of small business owners. H&R Block Small Business Resources is not a licensed CPA firm. For more information about the company, visit our Online Press Center at www.hrblock.com.

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KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three months ended January 31,
	2005	2004

Revenues	$1,032,007	$962,830

Income before taxes	151,683	176,120
Net income	$91,692	$106,726

Basic earnings per share	$0.56	$0.60

Basic shares outstanding	164,520	176,732
Diluted earnings per share	$0.55	$0.59

Diluted shares outstanding	167,438	180,984

	Nine months ended January 31,
	2005	2004

Revenues	$2,053,973	$2,027,086

Income (loss) before taxes	(6,805)	212,083
Net income (loss) before change in accounting principle	(4,590)	128,621
Cumulative effect of change in accounting principle, net of taxes	—	(6,359)
Net income (loss)	$(4,590)	$122,262

Basic earnings (loss) per share:
Before change in accounting principle	$(0.03)	$0.72
Net income (loss)	$(0.03)	$0.69

Basic shares outstanding	165,948	177,964
Diluted earnings (loss) per share:
Before change in accounting principle	$(0.03)	$0.71
Net income (loss)	$(0.03)	$0.67

Diluted shares outstanding	165,948	181,481

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On October 26, 2004 we issued $400.0 million in 5.125% Senior Notes, due in 2014. The proceeds from the notes were used to repay our $250.0 million in 6 3/4% Senior Notes, which were due on November 1, 2004. The remaining proceeds were used for working capital, capital expenditures, repayment of other debt and other general corporate purposes.

We adopted Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (EITF 00-21) as of May 1, 2003. As a result of the adoption of EITF 00-21, we recorded a cumulative effect of a change in accounting principle of $6.4 million, net of tax benefit of $4.0 million.

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share except in those periods with a loss.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the results of operations or stockholders’ equity as previously reported.

In the first quarter of fiscal year 2005, we redefined our reportable segments. The previously reported International Tax Operations and U.S. Tax Operations segments will now be reported as the Tax Services segment.

SEGMENT FINANCIAL RESULTS

Unaudited, amounts in thousands

	Three months ended January 31,
	Revenues		Income (loss)
	2005	2004	2005	2004

Tax Services	$531,086	$474,495	$64,337	$61,827
Mortgage Services	304,643	317,599	111,681	154,476
Business Services	132,872	112,293	5,936	1,955
Investment Services	62,104	57,753	(18,312)	(12,811)
Corporate	1,302	690	(11,959)	(29,327)

	$1,032,007	$962,830	151,683	176,120

Income taxes			59,991	69,394

Net income			$91,692	$106,726

	Nine months ended January 31,
	Revenues		Income (loss)
	2005	2004	2005	2004

Tax Services	$655,639	$586,760	$(182,624)	$(168,136)
Mortgage Services	854,410	950,361	311,421	502,331
Business Services	371,021	319,816	(9,048)	(7,456)
Investment Services	169,446	167,443	(61,149)	(41,904)
Corporate	3,457	2,706	(65,405)	(72,752)

	$2,053,973	$2,027,086	(6,805)	212,083

Income taxes (benefit)			(2,215)	83,462

Net income (loss) before change in accounting principle			(4,590)	128,621
Cumulative effect of change in accounting principle, net of taxes			-	(6,359)

Net income (loss)			$(4,590)	$122,262

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in thousands, except share data

	January 31,	April 30,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$576,146	$1,071,676
Cash and cash equivalents — restricted	535,318	545,428
Receivables from customers, brokers, dealers and clearing organizations, net	623,225	625,076
Receivables, net	1,461,097	347,910
Prepaid expenses and other current assets	425,400	371,209

Total current assets	3,621,186	2,961,299

Residual interests in securitizations — available-for-sale	253,531	210,973
Beneficial interest in Trusts — trading	131,885	137,757
Mortgage servicing rights	147,511	113,821
Property and equipment, net	327,385	279,220
Intangible assets, net	295,260	325,829
Goodwill, net	975,850	959,418
Other assets	388,513	391,709

Total assets	$6,141,121	$5,380,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$1,528,882	$—
Current portion of long-term debt	25,575	275,669
Accounts payable to customers, brokers and dealers	1,035,228	1,065,793
Accounts payable, accrued expenses and other	503,623	456,167
Accrued salaries, wages and payroll taxes	230,251	268,747
Accrued income taxes	78,796	405,667

Total current liabilities	3,402,355	2,472,043

Long-term debt	928,529	545,811
Other noncurrent liabilities	361,587	465,163

Total liabilities	4,692,471	3,483,017

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	2,179	2,179
Additional paid-in capital	581,748	545,065
Accumulated other comprehensive income	97,625	57,953
Retained earnings	2,670,356	2,781,368
Less cost of 52,864,620 and 44,849,128 shares of common stock in treasury	(1,903,258)	(1,489,556)

Total stockholders’ equity	1,448,650	1,897,009

Total liabilities and stockholders’ equity	$6,141,121	$5,380,026

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Nine months ended January 31,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(4,590)	$122,262
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	122,305	122,497
Accretion of residual interests in securitizations	(86,618)	(118,389)
Impairment of residual interests in securitizations	8,304	26,048
Additions to trading securities — residual interests in securitizations	(115,213)	(251,585)
Proceeds from net interest margin transactions	98,743	197,417
Additions to mortgage servicing rights	(94,569)	(64,265)
Amortization of mortgage servicing rights	60,879	57,334
Net change in beneficial interest in Trusts	5,872	(5,406)
Other net changes in working capital, net of acquisitions	(1,580,364)	(1,087,553)

Net cash used in operating activities	(1,585,251)	(1,001,640)

Cash flows from investing activities:
Cash received from residual interests in securitizations	100,344	127,997
Purchases of property and equipment, net	(137,483)	(81,178)
Payments made for business acquisitions, net of cash acquired	(26,348)	(280,280)
Other, net	15,207	36,052

Net cash used in investing activities	(48,280)	(197,409)

Cash flows from financing activities:
Repayments of commercial paper	(2,348,966)	(1,022,716)
Proceeds from issuance of commercial paper	3,877,848	2,433,893
Repayments of Senior Notes	(250,000)	—
Proceeds from issuance of long-term debt	395,221	—
Payments on acquisition debt	(19,462)	(50,820)
Dividends paid	(106,422)	(103,538)
Acquisition of treasury shares	(529,852)	(371,242)
Proceeds from issuance of common stock	119,892	111,155
Other, net	(258)	(1,947)

Net cash provided by financing activities	1,138,001	994,785

Net decrease in cash and cash equivalents	(495,530)	(204,264)
Cash and cash equivalents at beginning of the period	1,071,676	875,353

Cash and cash equivalents at end of the period	$576,146	$671,089

Supplementary cash flow data:
Income taxes paid	$406,576	$245,355
Interest paid	53,587	57,458

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited, amounts in thousands, except per share data

	Three Months Ended January 31,		Nine Months Ended January 31,
	2005	2004	2005	2004
Revenues:
Service revenues	$656,871	$572,862	$1,195,353	$1,053,056
Gains on sales of mortgage assets, net	198,302	212,249	564,950	672,204
Interest income	46,599	59,328	129,192	149,831
Other	130,235	118,391	164,478	151,995

	1,032,007	962,830	2,053,973	2,027,086

Operating expenses:
Cost of services	509,104	454,342	1,124,894	991,587
Interest	24,927	21,361	65,080	64,457
Selling, general and administrative	366,025	312,623	894,054	763,434

	900,056	788,326	2,084,028	1,819,478

Operating income (loss)	131,951	174,504	(30,055)	207,608
Other income, net	19,732	1,616	23,250	4,475

Income (loss) before taxes	151,683	176,120	(6,805)	212,083
Income taxes (benefit)	59,991	69,394	(2,215)	83,462

Net income (loss) before cumulative effect of change in accounting principle	91,692	106,726	(4,590)	128,621
Cumulative effect of change in accounting principle for multiple deliverable revenue arrangements, less income tax benefit of $4,031	—	—	—	(6,359)

Net income (loss)	$91,692	$106,726	$(4,590)	$122,262

Basic earnings (loss) per share:
Before change in accounting principle	$0.56	$0.60	$(0.03)	$0.72
Cumulative effect of change in accounting	—	—	—	(0.03)

Net income (loss)	$0.56	$0.60	$(0.03)	$0.69

Basic shares outstanding	164,520	176,732	165,948	177,964
Diluted earnings (loss) per share:
Before change in accounting principle	$0.55	$0.59	$(0.03)	$0.71
Cumulative effect of change in accounting	—	—	—	(0.04)

Net income (loss)	$0.55	$0.59	$(0.03)	$0.67

Diluted shares outstanding	167,438	180,984	165,948	181,481

SELECTED OPERATING DATA
Unaudited

Mortgage Services	Three months ended
	1/31/2005	1/31/2004	% change	10/31/2004	% change

Volume of loans originated (000s):
Wholesale (non-prime)	$7,378,071	$4,732,182	55.9%	$5,528,361	33.5%

Retail: Prime	238,867	157,438	51.7%	183,647	30.1%
Non-prime	776,797	464,926	67.1%	800,975	-3.0%

	1,015,664	622,364	63.2%	984,622	3.2%

Total	$8,393,735	$5,354,546	56.8%	$6,512,983	28.9%

Loan characteristics:
Average loan size (000s)	$164	$150	9.3%	$157	4.5%
Weighted average interest rate (WAC) (1)	7.30%	7.47%	-0.17%	7.46%	-0.16%
Weighted average FICO score (1)	615	607		609

Loan sales (000s)	$8,348,537	$5,308,800	57.3%	$6,560,780	27.2%

Servicing portfolio:
Number of loans serviced	387,619	308,305	25.7%	362,430	7.0%
Servicing portfolio ($ bn’s)	$59.0	$42.2	39.8%	$53.6	10.1%

(1) Represents non-prime production only.

Investment Services	Three months ended
	1/31/2005	1/31/2004	% change	10/31/2004	% change

Customer trades (2)	245,612	272,003	-9.7%	192,909	27.3%
Customer daily average trades	3,899	4,459	-12.6%	3,014	29.4%
Average revenue per trade	$120.62	$113.61	6.2%	$125.13	-3.6%

Number of active accounts:
Traditional brokerage	431,902	467,710	-7.7%	444,770	-2.9%
Express IRAs	295,676	241,116	22.6%	334,928	-11.7%

	727,578	708,826	2.6%	779,698	-6.7%

Ending balance of assets under administration ($ bn’s)	$28.4	$27.5	3.3%	$27.2	4.4%
Average assets per active account	$39,068	$38,797	0.7%	$34,924	11.9%

Average customer margin balances ($ millions)	$596	$568	4.9%	$590	1.0%
Average payables to customers ($ millions)	$989	$1,028	-3.8%	$962	2.8%
Advisors	1,013	960	5.5%	982	3.2%

(2) Includes only trades on which commissions are earned (“commissionable trades”).

Preliminary U.S. Tax Operating Data

(in thousands, except average fee and number of offices)

	Period
	1/1-1/31	2/1-2/15	YTD 2/15
Tax preparation & related fees: (1)
Fiscal year 2005
Company-owned offices	$366,912	$436,168	$803,080
Franchise offices	183,938	203,196	387,134

	$550,850	$639,364	$1,190,214

Fiscal year 2004 (2)
Company-owned offices	$331,913	$393,539	$725,452
Franchise offices	169,183	181,782	350,965

	$501,096	$575,321	$1,076,417

Percent change
Company-owned offices	10.5%	10.8%	10.7%
Franchise offices	8.7%	11.8%	10.3%
Total retail offices	9.9%	11.1%	10.6%

Total clients served:
Fiscal year 2005
Company-owned offices	2,447	2,870	5,317
Franchise offices	1,406	1,548	2,954
Digital tax solutions (3)	1,129	694	1,823

	4,982	5,112	10,094

Fiscal year 2004 (2)
Company-owned offices	2,368	2,780	5,148
Franchise offices	1,346	1,456	2,802
Digital tax solutions (3)	1,268	737	2,005

	4,982	4,973	9,955

Percent change
Company-owned offices	3.3%	3.2%	3.3%
Franchise offices	4.5%	6.3%	5.4%
Total retail offices	3.7%	4.3%	4.0%
Digital tax solutions (3)	-11.0%	-5.8%	-9.1%
Total	0.0%	2.8%	1.4%
Average fee per client served: (4)
Fiscal year 2005
Company-owned offices	$149.94	$151.97	$151.04
Franchise offices	130.82	131.26	131.05

	$142.97	$144.72	$143.90

Preliminary U.S. Tax Operating Data

(in thousands, except average fee and number of offices)

	Period
	1/1-1/31	2/1-2/15	YTD 2/15
Fiscal year 2004 (2)
Company-owned offices	$140.17	$141.56	$140.92
Franchise offices	125.69	124.85	125.26

	$134.92	$135.82	$135.40

Percent change
Company-owned offices	7.0%	7.4%	7.2%
Franchise offices	4.1%	5.1%	4.6%
Total retail offices	6.0%	6.6%	6.3%
Refund anticipation loans:
Fiscal year 2005
Company-owned offices	1,197	1,057	2,254
Franchise offices	714	593	1,307
Digital tax solutions	12	14	26

	1,923	1,664	3,587

Fiscal year 2004 (2)
Company-owned offices	1,184	1,092	2,276
Franchise offices	709	597	1,306
Digital tax solutions	20	24	44

	1,913	1,713	3,626

Percent change
Company-owned offices	1.1%	-3.2%	-1.0%
Franchise offices	0.7%	-0.7%	0.1%
Total retail offices	1.0%	-2.3%	-0.6%
Digital tax solutions	-40.0%	-41.7%	-40.9%
Total	0.5%	-2.9%	-1.1%

Offices:	FY 2005	FY 2004
Company-owned offices	5,811	5,172
Company-owned shared office locations (5)	1,296	996

Total company-owned offices	7,107	6,168

Franchise offices	3,528	3,418
Franchise shared office locations (5)	526	323

Total franchise offices	4,054	3,741

	11,161	9,909

(1)	Includes fees received for tax return preparation services and system administration fees in fiscal year 2004

(2)	Prior year numbers have been reclassified between company-owned and franchise offices for offices which commenced company-owned operations during fiscal year 2005.

(3)	Includes federal Taxcut software units sold, online completed and paid federal returns and online state returns only when no payment was made for a federal return.

(4)	Calculated as gross tax preparation and related fees divided by clients served.

(5)	Shared office locations include offices located within Wal-Mart, Sears and other third-party businesses.